Exhibit 99.1

Five Prime Therapeutics Reports Second Quarter 2020 Results

•	On track to generate Phase 2 data from the FIGHT trial by year-end or early next year and monotherapy safety and efficacy data for FPT155 by year-end

•	First patient dosed in the combination dose escalation of FPT155 and pembrolizumab in patients with NSCLC

•	Year-end cash guidance increased to the $80 to $85 million range from the $77 to $82 million range as a result of lower year-to-date cash burn

SOUTH SAN FRANCISCO, Calif.—(BUSINESS WIRE)—August 6, 2020— Five Prime Therapeutics, Inc. (NASDAQ: FPRX), a clinical-stage biotechnology company focused on developing immune modulators and precision therapies for solid tumor cancers, today announced results for the second quarter of 2020 in addition to providing an update on the company’s recent activities.

“We remain on track to generate data from the FIGHT Phase 2 trial by year-end or early next year and have monotherapy safety and efficacy data for FPT155 in-house by year-end,” said Tom Civik, Chief Executive Officer of Five Prime Therapeutics. “The team has overcome many challenges since we began working from home five months ago and has done a remarkable job keeping our clinical trials on track as we prepare for two important data readouts for our bemarituzumab and FPT155 programs.”

Second Quarter 2020 Milestones

Clinical Pipeline:

Bemarituzumab (anti-FGFR2b) is a first-in-class isoform-selective antibody with enhanced antibody-dependent cell-mediated cytotoxicity (ADCC) being studied in the FIGHT trial as a targeted therapy for gastric and gastroesophageal junction (GEJ) cancer that overexpresses FGFR2b.

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The Phase 2 FIGHT study is expected to have a sufficient number of progression-free survival (PFS) and overall survival (OS) events to generate clinically meaningful and actionable data by the end of 2020 or in early 2021.

•	Converting FIGHT to a Phase 2 trial is the fastest path to generating informative data about bemarituzumab, the first agent to target FGFR2b-overexpressing gastric and GEJ cancer.

FPT155 (CD80-Fc) is a first-in-class CD80-Fc fusion protein that directly engages CD28 and binds to CTLA-4, promoting T cell activation in the tumor microenvironment.

•	In the ongoing Phase 1 dose escalation study, a dose-dependent proliferation of memory T-cells has been identified, consistent with the mechanism of action of FPT155 observed in preclinical studies.

•	Patients with warm/hot tumor types are being enrolled with the aim of generating early clinical evidence of FPT155 single-agent activity by the end of 2020.

•	The first two patients have been dosed in a dose escalation of FPT155 in combination with pembrolizumab.

FPA150 (anti-B7-H4) is a first-in-class antibody being studied as a treatment for patients with B7-H4-overexpressing tumors in a Phase 1a/1b clinical trial. Five Prime is in the process of completing the Phase 1a/1b study. The company does not currently plan to independently advance the clinical development of FPA150 as either a monotherapy or in combination with pembrolizumab.

BMS-986258 (anti-TIM-3) is a fully human monoclonal antibody targeting TIM-3 (T cell immunoglobulin and mucin domain-3). It is the first clinical candidate from the discovery collaboration between Five Prime and Bristol-Myers Squibb (BMS) that includes targets in three immune checkpoint pathways. Five Prime has withdrawn its guidance that this trial may advance from Phase 1 to Phase 2 in 2020 as a result of the effect of the coronavirus pandemic on this oncology study.

2020 Corporate Highlights

The company entered into a Sales Agreement with Cowen & Company today, pursuant to which the Company may from time to time sell through at-the-market offerings, with Cowen acting as sales agent, common shares with an aggregate offering price of up to $75 million.

Summary of Second Quarter 2020 Financial Results and Cash Guidance:

Cash Position: Cash, cash equivalents and marketable securities totaled $128.6 million as of June 30, 2020 compared to $157.9 million as of December 31, 2019. This decrease was primarily attributed to quarterly operating expenses that exceeded quarterly revenues.

Revenue: Collaboration and license revenue for the second quarter of 2020 was $3.4 million, which was essentially on par with second quarter 2019 revenue of $3.3 million.

R&D Expenses: Research and development expenses for the second quarter of 2020 decreased by $16.9 million, or 57%, to $12.6 million from $29.4 million for second quarter of 2019. The decrease was primarily due to lower compensation costs resulting from the October 2019 corporate restructuring, reduced clinical and research costs, and a gain on the sale of laboratory equipment.

G&A Expenses: General and administrative expenses for the second quarter of 2020 decreased by $1.7 million, or 17%, to $8.0 million from $9.7 million for the second quarter of 2019. The decrease was primarily due to lower compensation costs, depreciation expense, and other miscellaneous general and administrative costs that were partially offset by an increase in allocated costs.

Net Loss: Net loss for the second quarter of 2020 was $16.9 million, or $0.48 per basic and diluted share, compared to a net loss of $34.4 million, or $0.99 per basic and diluted share, for the second quarter of 2019.

Shares Outstanding: Total shares outstanding were 35,481,224 as of June 30, 2020.

Cash Guidance: Five Prime expects full-year 2020 net cash used in operating activities to be between $74 and $79 million and has raised guidance to end 2020 with cash, cash equivalents and marketable securities between $80 and $85 million.

Conference Call Information

Five Prime will host a conference call and live audio webcast today at 4:30 p.m. (ET) / 1:30 p.m. (PT) to discuss its financial results and provide a corporate update. To participate in the conference call, please dial (877) 878-2269 (domestic) or (253) 237-1188 (international) and refer to conference ID 9799664. To access the live webcast please visit the “Events & Presentations” page under the “Investors” tab on Five Prime’s website at www.fiveprime.com. An archived copy of the webcast will be available on Five Prime’s website beginning approximately two hours after the conference call. Five Prime will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Five Prime Therapeutics

Five Prime Therapeutics, Inc. discovers and develops innovative protein therapeutics to improve the lives of patients with serious diseases. Five Prime’s product candidates have innovative mechanisms of action and address patient populations in need of better therapies. The company focuses on researching and developing immuno-oncology and targeted cancer therapies paired with companion diagnostics to identify patients who are most likely to benefit from treatment with Five Prime’s product candidates. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Forward-looking statements contained in this press release include statements regarding (i) the timing of progress and scope of clinical trials for Five Prime’s product candidates; (ii) the potential use of Five Prime’s product candidates, including in combination with other products, to treat certain patients; (iii) the timing of the presentation of data for Five Prime’s product candidates; (iv) Five Prime’s estimated full-year 2020 net cash used in operating activities; and (v) Five Prime’s estimated cash, cash equivalents and marketable securities at the end of 2020. Actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during research, preclinical or clinical studies, changes in expected or existing competition, changes in the regulatory, pricing or reimbursement environment, and unexpected litigation or other disputes. In addition, while the company expects the COVID-19 pandemic to adversely affect its business operations and financial results, the extent of the impact on the company’s ability to advance its manufacturing, clinical development and regulatory efforts and business and corporate development and other objectives and the value of and market for its common stock will depend on future developments that are highly uncertain, and the company cannot predict with confidence the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the U.S. and in other countries and the effectiveness of actions taken globally to contain and treat COVID-19. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Source: Five Prime Therapeutics, Inc.

Five Prime Therapeutics, Inc.
Condensed Balance Sheets
(In Thousands)

	June 30,	December 31,
	2020	2019
Balance Sheet Data
Cash, cash equivalents and marketable securities	$128,601	$157,923
Total assets	185,345	224,142
Total current liabilities (excluding deferred revenue)	19,458	21,728
Deferred revenue (in total, including short term portion)	2,746	6,409
Total stockholders’ equity	119,944	150,473

Five Prime Therapeutics, Inc.
Condensed Statements of Operations
(In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
License revenue	$—	$—	$5,000	$—
Collaboration revenue	3,424	3,333	6,838	8,680

Total revenues	3,424	3,333	11,838	8,680

Operating expenses:
Research and development	12,573	29,425	31,129	61,178
General and administrative	7,995	9,661	18,486	20,171

Total operating expenses	20,568	39,086	49,615	81,349

Loss from operations	(17,144)	(35,753)	(37,777)	(72,669)
Interest income	207	1,363	724	2,896
Other loss, net	—	(1)	—	(3)

Loss before income tax	(16,937)	(34,391)	(37,053)	(69,776)
Income tax (provision) benefit	—	—	—	—

Net loss	$(16,937)	$(34,391)	$(37,053)	$(69,776)

Basic and diluted net loss per common share	$(0.48)	$(0.99)	$(1.05)	$(2.00)

Weighted average shares used to compute basic and diluted net loss per common share	35,425	34,909	35,344	34,852

Contacts

Media and Investor Contact

Martin Forrest

VP, Investor Relations & Corporate Communications

Five Prime Therapeutics, Inc.

415-365-5625

martin.forrest@fiveprime.com

Source: Five Prime Therapeutics, Inc.